Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SANTARUS, INC.

Santarus, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1. The name of the Corporation is Santarus, Inc. The Corporation’s original Certificate of Incorporation was filed on April 22, 2002.

2. That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that the Certificate is hereby amended by striking the first two sentences of Article Fourth thereof and by substituting in lieu of said sentences the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share (“Common Stock”) and Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is 210,000,000 shares, 200,000,000 shares of which shall be Common Stock and 10,000,000 shares of which shall be Preferred Stock.”

3. That thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the DGCL.

4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Santarus, Inc. has caused this Certificate of Amendment to be signed by Gerald T. Proehl, its President and Chief Executive Officer, this 12th day of June, 2013.

Santarus, Inc., a Delaware corporation

By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President and Chief Executive Officer

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